Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2015

—Reports Earnings of 74 Cents per Diluted Share for the Fourth Quarter—

SANTA ANA, Calif., Feb. 11, 2016 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2015.

Current Quarter Highlights

•	Total revenue of $1.4 billion, up 8 percent compared with last year

•	Title Insurance segment pretax margin of 10.3 percent

•	Commercial revenues of $206.1 million, up 4 percent compared with last year

-	Revenues for the full year 2015 up 17 percent

•	Specialty Insurance segment pretax margin of 10.0 percent

•	Cash flow from operations of $199.1 million, up 2 percent compared with last year

•	Debt-to-capital ratio of 17.5 percent as of Dec. 31, 2015

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2015	2014	2015	2014
Total revenue	$1,356.7	$1,255.5	$5,175.5	$4,677.9
Income before taxes	116.8	122.9	432.8	350.6

Net income	$81.6	$80.5	$288.1	$233.5
Net income per diluted share	0.74	0.74	2.62	2.15

Total revenue for the fourth quarter of 2015 was $1.4 billion, an increase of 8 percent relative to the fourth quarter of 2014. Net income in the current quarter was $81.6 million, or 74 cents per diluted share, compared with net income of $80.5 million, or 74 cents per diluted share, in the fourth quarter of 2014. The current quarter results include net realized investment losses of $6.3 million, or 4 cents per diluted share, compared with gains of $6.8 million, or 4 cents per share, in the fourth quarter of last year. In addition, investment income in the current quarter was reduced by impairments of investments in affiliates totaling $2.0 million, or 1 cent per diluted share, compared with impairments of $20.0 million, or 12 cents per diluted share, in the fourth quarter of 2014. This quarter’s effective tax rate of 30.0 percent benefited from $5.6 million in non-recurring items, or 5 cents per diluted share, largely due to the release of valuation allowances against foreign deferred tax assets.

Total revenue for the full year of 2015 was $5.2 billion, an increase of 11 percent relative to the prior year. Net income was $288.1 million, or $2.62 per diluted share, compared with $233.5 million, or $2.15 per diluted share, in 2014.

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

“Strong earnings in the fourth quarter capped off a great year for First American,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “We successfully implemented the significant changes required as part of the new mortgage disclosure rule that went into effect in October. After experiencing some initial delays, our direct residential business returned to its typical closing timeframes by the end of the quarter. Our commercial business had another record year, with revenues up 17 percent. For 2015, our title segment posted a 10.2 percent margin, while the return on equity of the company improved to nearly 11 percent, both in line with our stated objectives.

“Despite uncertainties in the economy, we remain optimistic about the housing market. We are well positioned to capitalize on anticipated growth in the purchase market. Refinance volumes have improved due to the recent decline in mortgage rates and our commercial pipeline remains healthy. Given this positive outlook, our board of directors recently approved a 4 percent increase in the common stock dividend to $1.04 per share annually.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2015	2014
Total revenue	$1,253.1	$1,157.9

Income before taxes	$128.7	$124.5
Pretax margin	10.3%	10.8%

Direct open orders	278,700	268,600
Direct closed orders	204,300	204,700

U.S. Commercial
Total revenues	$206.1	$198.7
Open orders	31,900	31,800
Closed orders	21,500	20,800
Average revenue per order	$9,600	$9,500

Total revenue for the Title Insurance and Services segment was $1.3 billion in the fourth quarter of 2015, an increase of 8 percent from the same quarter of 2014. Direct premiums and escrow fees were up 4 percent compared with last year, due to a 5 percent increase in average revenue per order, with the number of direct title orders closed in the quarter essentially flat. The average revenue per direct title order climbed to $2,236, due to an increase in the average revenue per closed order for purchase transactions, as well as a shift in the mix toward commercial transactions. Agent premiums were up 14 percent in the current quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $161.1 million this quarter, down 2 percent compared with the same quarter of last year. This decline was primarily driven by lower demand for the company’s default information products due to the decline in loss mitigation and foreclosure activity, and unfavorable currency translation, partly offset by the impact of recent acquisitions.

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

Investment income in the current quarter was $24.4 million, up $21.7 million, due primarily to $20.0 million in impairments of investments in affiliates in the fourth quarter of last year. Interest income from the investment portfolio was also higher due to growth in average invested balances in the debt securities portfolio. Net realized investment losses, including other-than-temporary impairments, were $5.9 million in the quarter, compared with net realized gains of $4.6 million last year.

Personnel costs were $381.5 million in the fourth quarter, up $33.4 million, or 10 percent, compared with the fourth quarter of 2014. This increase was primarily due to higher incentive-based compensation as compared with last year.

Other operating expenses were $179.7 million in the fourth quarter, down $4.9 million, or 3 percent, compared with the fourth quarter of 2014. This decline was primarily due to higher earnings credits and a reduction in professional services and production-related costs, partially offset by increased software expense.

The provision for policy losses and other claims was $69.8 million in the fourth quarter, or 6.5 percent of title premiums and escrow fees, compared with a loss provision rate of 6.6 percent in the same quarter of the prior year.

Pretax income for the Title Insurance and Services segment was $128.7 million in the fourth quarter, compared with $124.5 million in the fourth quarter of 2014. Pretax margin was 10.3 percent in the current quarter, compared with 10.8 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2015	2014
Total revenue	$100.4	$95.5

Income before taxes	$10.1	$17.6
Pretax margin	10.0%	18.4%

Total revenue for the Specialty Insurance segment was $100.4 million in the fourth quarter of 2015, up 5 percent compared with the fourth quarter of 2014. The overall loss ratio for the Specialty Insurance segment was 59.1 percent in the current quarter, up from 52.5 percent in the prior year, with higher losses experienced in both business lines. The increase in the loss ratio in home warranty was primarily due to a return to a more typical seasonal loss ratio as compared with an unusually low ratio last year. In the property and casualty business, the loss ratio increase was primarily due to hailstorm events in New Mexico. In addition, there was a $2.6 million unfavorable swing in net realized gains and losses in the current quarter, which added to the decline in the pretax margin to 10.0 percent, compared with 18.4 percent in the fourth quarter of 2014.

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

Teleconference/Webcast

First American’s fourth quarter and full year 2015 results will be discussed in more detail on Thursday, Feb. 11, 2015, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 25, 2016, by dialing 201-612-7415 and using the conference ID 13628414. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.2 billion in 2015, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to economic uncertainties; the outlook for the housing market, including growth in the purchase market; the company’s ability to capitalize on an improving purchase market; the outlook for the commercial business, including moderated growth; growth opportunities from new data products; the impact of the new mortgage disclosure rule; future operating expenses; refinance order volumes; loss provision rate projections; and reductions in paid claims, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; the effects of and compliance with the Consumer Financial Protection Bureau’s integrated disclosure rules; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2015	2014	2015	2014
Total revenues	$1,356,668	$1,255,451	$5,175,456	$4,677,949

Income before income taxes	$116,799	$122,897	$432,765	$350,560
Income tax expense	35,063	42,159	143,895	116,345

Net income	81,736	80,738	288,870	234,215
Less: Net income attributable to noncontrolling interests	171	227	784	681

Net income attributable to the Company	$81,565	$80,511	$288,086	$233,534

Net income per share attributable to stockholders:
Basic	$0.75	$0.75	$2.65	$2.18
Diluted	$0.74	$0.74	$2.62	$2.15
Cash dividends declared per share	$0.25	$0.24	$1.00	$0.84

Weighted average common shares outstanding:
Basic	108,859	107,356	108,427	106,884
Diluted	110,252	109,143	109,826	108,688

Selected Title Information

Title orders opened	278,700	268,600	1,261,700	1,155,500

Title orders closed	204,300	204,700	882,400	816,400

Paid title claims	$49,115	$67,567	$254,777	$272,123

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$1,027,321	$1,190,080
Investment portfolio	4,785,033	4,033,892
Goodwill and other intangible assets, net	1,012,456	1,015,757
Total assets	8,254,351	7,666,100
Reserve for claim losses	983,880	1,011,780
Notes and contracts payable	585,102	587,337
Total stockholders’ equity	$2,758,502	$2,572,917

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended December 31, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$593,579	$495,843	$97,736	$—
Agent premiums	577,758	577,758	—	—
Information and other	161,804	161,052	758	(6)
Net investment income	29,859	24,368	2,298	3,193
Net realized investment (losses) (1)	(6,332)	(5,897)	(435)	—

	1,356,668	1,253,124	100,357	3,187

Expenses
Personnel costs	409,617	381,482	16,212	11,923
Premiums retained by agents	456,173	456,173	—	—
Other operating expenses	199,671	179,674	13,478	6,519
Provision for policy losses and other claims	127,542	69,827	57,715	—
Depreciation and amortization	22,207	20,916	1,196	95
Premium taxes	17,349	15,664	1,685	—
Interest	7,310	656	—	6,654

	1,239,869	1,124,392	90,286	25,191

Income (loss) before income taxes	$116,799	$128,732	$10,071	$(22,004)

For the Three Months Ended December 31, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees (2)	$567,717	$477,125	$90,592	$—
Agent premiums (2)	508,262	508,262	—	—
Information and other (2)	165,879	165,179	707	(7)
Net investment income	6,787	2,703	1,983	2,101
Net realized investment gains (1)	6,806	4,600	2,206	—

	1,255,451	1,157,869	95,488	2,094

Expenses
Personnel costs (2)	372,206	348,056	14,891	9,259
Premiums retained by agents (2)	400,950	400,950	—	—
Other operating expenses (2)	203,933	184,560	12,799	6,574
Provision for policy losses and other claims	112,284	64,744	47,540	—
Depreciation and amortization	21,718	20,405	1,191	122
Premium taxes	15,223	13,766	1,457	—
Interest	6,240	841	—	5,399

	1,132,554	1,033,322	77,878	21,354

Income (loss) before income taxes	$122,897	$124,547	$17,610	$(19,260)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.
(2)	During the fourth quarter of 2015, the company reclassified certain revenues and expenses. The 2014 amounts have been revised to conform to the 2015 presentation.

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,310,047	$1,929,783	$380,264	$—
Agent premiums	2,098,265	2,098,265	—	—
Information and other	673,138	669,984	3,180	(26)
Net investment income	100,553	97,520	8,850	(5,817)
Net realized investment (losses) gains (1)	(6,547)	(7,442)	1,463	(568)

	5,175,456	4,788,110	393,757	(6,411)

Expenses
Personnel costs	1,594,935	1,491,892	65,742	37,301
Premiums retained by agents	1,656,722	1,656,722	—	—
Other operating expenses	820,969	745,278	49,741	25,950
Provision for policy losses and other claims	491,092	263,881	227,211	—
Depreciation and amortization	85,596	80,359	4,775	462
Premium taxes	64,269	57,500	6,769	—
Interest	29,108	2,524	—	26,584

	4,742,691	4,298,156	354,238	90,297

Income (loss) before income taxes	$432,765	$489,954	$39,519	$(96,708)

For the Twelve Months Ended December 31, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees (2)	$2,052,242	$1,698,430	$353,812	$—
Agent premiums (2)	1,867,402	1,867,402	—	—
Information and other (2)	657,197	654,961	2,260	(24)
Net investment income	71,041	59,785	7,288	3,968
Net realized investment gains (1)	30,067	23,850	5,306	911

	4,677,949	4,304,428	368,666	4,855

Expenses
Personnel costs (2)	1,435,628	1,338,011	63,072	34,545
Premiums retained by agents (2)	1,472,066	1,472,066	—	—
Other operating expenses (2)	807,634	736,491	44,645	26,498
Provision for policy losses and other claims	450,023	253,122	196,901	—
Depreciation and amortization	85,597	77,820	4,978	2,799
Premium taxes	57,194	51,098	6,096	—
Interest	19,247	2,796	—	16,451

	4,327,389	3,931,404	315,692	80,293

Income (loss) before income taxes	$350,560	$373,024	$52,974	$(75,438)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.
(2)	During the fourth quarter of 2015, the company reclassified certain revenues and expenses. The 2014 amounts have been revised to conform to the 2015 presentation.

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2015	2014	2015	2014
Total revenues	$1,253,124	$1,157,869	$4,788,110	$4,304,428
Less: Net realized investment (losses) gains	(5,897)	4,600	(7,442)	23,850
Net investment income	24,368	2,703	97,520	59,785
Premiums retained by agents	456,173	400,950	1,656,722	1,472,066

Net operating revenues	$778,480	$749,616	$3,041,310	$2,748,727

Personnel and other operating expenses	$561,156	$532,616	$2,237,170	$2,074,502
Ratio (% net operating revenues)	72.1%	71.1%	73.6%	75.5%
Ratio (% total revenues)	44.8%	46.0%	46.7%	48.2%

Change in net operating revenues	$28,864		$292,583
Change in personnel and other operating expenses	28,540		162,668
Success Ratio (1)	99%		56%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues

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First American Financial Reports Fourth Quarter and Full Year 2015 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q415	Q315	Q215	Q115	Q414
Open Orders per Day
Purchase	1,649	2,099	2,324	2,002	1,611
Refinance	1,616	1,629	1,758	2,379	1,627
Refinance as % of residential orders	49%	44%	43%	54%	50%

Commercial	507	532	544	532	505
Other (1)	653	596	612	612	522

Total open orders per day	4,424	4,856	5,238	5,525	4,263

Closed Orders per Day
Purchase	1,443	1,687	1,681	1,247	1,420
Refinance	1,112	1,152	1,420	1,471	1,122
Refinance as % of residential orders	44%	41%	46%	54%	44%

Commercial	341	321	325	300	330
Other (1)	346	339	425	386	377

Total closed orders per day	3,242	3,500	3,852	3,403	3,249

Average Revenue per Order (ARPO) (2)
Purchase	$2,053	$2,071	$2,028	$1,913	$1,936
Refinance	867	857	865	874	863
Commercial	9,591	8,357	8,179	8,113	9,549
Other (1)	152	299	222	351	170

Total ARPO	$2,236	$2,077	$1,918	$1,834	$2,134

Business Days	63	64	64	61	63

(1)	Includes default and other orders
(2)	U.S. operations only. During the fourth quarter of 2015, the company reclassified certain revenues, which impacted the calculation of ARPO. Prior quarter amounts have been revised to conform to the fourth quarter of 2015 presentation.

Totals may not add due to rounding

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